Exhibit 99.1 Barnes 860.583.7070 | info@onebarnes.com onebarnes.com

Barnes Group Inc. Appoints Neal J. Keating to Board of Directors

February 9, 2023

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today announced the appointment of Neal J. Keating to the Company’s Board of Directors, effective February 9, 2023. Mr. Keating has also been appointed to the Company’s Corporate Governance Committee.

“We are pleased to welcome Neal to our Board of Directors,” said Thomas O. Barnes, Chairman of the Board, Barnes Group Inc. “Neal brings extensive public company and board experience, and importantly he expands the Board’s capabilities through his significant leadership experience in the aerospace industry, which aligns well with our growing Barnes Aerospace business segment. We look forward to Neal’s contributions as we drive the Company’s success to enhance shareholder value.”

Mr. Keating served as the Executive Chairman of the Board of Kaman Corporation (a publicly traded aerospace and industrial distribution company) at his retirement in April 2021, which followed serving as its President and Chief Executive Officer (2008 to 2020) and President and Chief Operating Officer (2007 to 2008). His prior positions include Chief Operating Officer of Hughes; Chief Executive Officer of GKN Aerospace; and Executive Vice President and Chief Operating Officer, Commercial Systems at Rockwell Collins, a spin-off of Rockwell International where he held roles of increasing responsibility in the automation and aerospace businesses over his more than two-decade tenure. Mr. Keating currently serves on the boards of Hubbell Inc., Triumph Group Inc., Form Technologies Inc. (a private company) and Embry-Riddle Aeronautical University. Mr. Keating received a degree in electrical engineering from the University of Illinois and an MBA from the University of Chicago.

About Barnes

Barnes Group Inc. (NYSE: B) pioneers technologies to help change the world. Leveraging world-class manufacturing capabilities and market-leading engineering, we develop advanced processes, automation solutions and applied technologies for industries ranging from medical and personal care to mobility, packaging and aerospace. Customers benefit from our integrated hardware and software capabilities focused on improving the processing, control, service and sustainability of engineered plastics, factory automation technologies and precision components. For more information, please visit www.onebarnes.com.

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

123 Main Street, Bristol, CT 06010-6376